Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference of our report dated March 30, 2008 with respect to the financial statements as of and for the year ended December 31, 2007, in the Annual Report Form 10-K, for Players Network, for the year ended December 31, 2008.

/s/ Weaver & Martin, LLC
Kansas City, Missouri
April 20, 2009